Exhibit 99.1

Park City Group, Inc. d/b/a ReposiTrak

Formalizes Corporate Name Change to ReposiTrak, Inc.

SALT LAKE CITY, UT – December 18, 2023 - Park City Group, Inc. d/b/a ReposiTrak (NYSE: TRAK) (the “Company”), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, announced today that it has filed to change the Company’s corporate name from “Park City Group, Inc.” to “ReposiTrak, Inc.”, to be effective December 21, 2023. Formalizing the name change is another step in the planned rebranding of the Company.

The Company’s shares continue to be listed for trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “TRAK.” The Company’s common shares CUSIP number will not change.

The name change will be effected by the merger of the wholly-owned subsidiary ReposiTrak, Inc., a Utah corporation, with and into the Company, with the Company as the surviving corporation, expected to be complete on December 21, 2023.

About Park City Group:

Park City Group, Inc. d/b/a ReposiTrak (NYSE: TRAK), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc., Park City Group d/b/a ReposiTrak, or ReposiTrak (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City Group annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com